EXHIBIT 99.1
FOR IMMEDIATE RELEASE

COMPRESSCO PARTNERS, L.P.
ANNOUNCES IMPROVED THIRD QUARTER 2013 RESULTS

Oklahoma City, Oklahoma (November 5, 2013) - Compressco Partners, L.P. (Compressco Partners or the Partnership) (NASDAQ: GSJK) today announced third quarter 2013 consolidated results. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2013 were $9.2 million, with net income of $4.2 million. This compares to EBITDA and net income of $9.4 million and $5.1 million, respectively, during the prior year period. Compared to the second quarter of 2013, EBITDA and net income improved by $2.5 million and $1.7 million, respectively. Distributable cash flow for the quarter ended September 30, 2013 was $8.4 million (EBITDA and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the nearest GAAP financial measures later in the release).

Highlights of the third quarter 2013 results include:

•	average compressor unit utilization of 84.2%, up from 82.0% from the prior year quarter;

•	increased demand for our unconventional compression applications in the United States compared to the prior year quarter and the second quarter of 2013;

•	sequential quarterly net income improvement of 70% compared to the second quarter of 2013; and

•	cost of compression as a percentage of compression services revenues decreased by 6.3% compared to the second quarter of 2013.

Consolidated revenues for the quarter ended September 30, 2013 were $30.0 million versus $28.7 million for the third quarter of 2012. Income before tax for the quarter ended September 30, 2013 was $5.3 million versus $6.0 million for the third quarter of 2012. Results of operations for the third quarter of 2013 compared to the third quarter of 2012 reflect increased compression and other service revenues both in the United States and internationally. Compression and other services revenues have increased due, in part, to higher utilization in the United States and increased compression services in Argentina and Canada, partially offset by reduced revenues in Mexico. Cost of compression and other services increased due primarily to higher labor and equipment related costs associated with increased activity. Cost of compression and other services also increased as a percentage of compression services revenues due to the decrease in the higher margin Mexican activity levels compared to the prior year period.

Unaudited results of operations for the three and nine month periods ended September 30, 2013 compared to the respective prior year periods are presented in the accompanying financial tables.

Ronald J. Foster, President of Compressco Partners, remarked, “Our third quarter results reflect higher fleet utilization driven by strong demand for our unconventional compression services applications in the United States, particularly vapor recovery services. We also benefited from international compression service opportunities, including modest but expected improvement in demand for our services in Mexico compared to the second quarter of 2013. Our continued focus on pricing, cost controls and efficiencies also contributed to improved sequential financial performance compared to the second quarter of 2013. In summary, each of the above factors supported our latest increase in the quarterly distribution to our unit holders, contributing to a cumulative 11% increase in the quarterly distribution over the last five quarters.”

Compressco Partners will host a conference call to discuss third quarter 2013 results today, November 5, 2013, at 10:30 am Eastern Time. The phone number for the call is 877/870-4263. The conference will also be available by live audio webcast and may be accessed through the Compressco Partners website at www.compressco.com.

On October 21, 2013, Compressco Partners announced that the board of directors of its general partner declared a cash distribution attributable to the third quarter of 2013 of $0.43 per outstanding unit, payable on November 15, 2013 to unitholders of record as of the close of business on November 1, 2013.

Compressco Partners is a provider of compression-based production enhancement services, which are used in both conventional wellhead compression applications and unconventional compression applications, and in certain circumstances, well monitoring and sand separation services. Compressco Partners provides services to a broad base of natural gas and oil exploration and production companies operating throughout many of the onshore producing regions of the United States. Internationally, Compressco Partners has significant operations in Mexico and Canada and a growing presence in certain countries in South America, Eastern Europe, and the Asia-Pacific region. Compressco Partners is managed by Compressco Partners GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements. These forward-looking statements include statements concerning expected results of operations for 2013, anticipated activities by our customers, financial guidance, estimated distributable cash, estimated earnings, earnings per unit, and statements regarding Compressco Partners' beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by Compressco Partners in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of Compressco Partners. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in Compressco Partners' Annual Report on Form 10-K for the year ended December 31, 2012, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the U.S. Securities and Exchange Commission. Compressco Partners undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Results of operations (unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(In Thousands)
Revenues
Compression and other services	$28,408	$27,167	$84,870	$72,427
Sales of compressors and parts	1,555	1,517	3,984	3,737
Total revenues	29,963	28,684	88,854	76,164

Cost of revenues (excluding depreciation and amortization expense)
Cost of compression and other services	15,354	13,518	48,613	37,550
Cost of compressors and parts sales	726	829	2,096	2,057
Total cost of revenues	16,080	14,347	50,709	39,607

Selling, general and administrative expense	4,473	4,516	12,988	12,388
Depreciation and amortization	3,717	3,376	10,723	9,721
Interest (income) expense, net	136	24	303	2
Other (income) expense, net	210	427	433	618
Income before tax provision	5,347	5,994	13,698	13,828
Provision for income taxes	1,144	931	2,478	2,396
Net income	$4,203	$5,063	$11,220	$11,432

NOTE: Beginning with the three month period ended September 30, 2013, certain ad valorem tax expenses for operating equipment are classified as cost of compression and other services instead of being included in general and administrative expenses as reported in prior periods. Prior period amounts have been reclassified to conform to the current year period’s presentation. The amount of such reclassification is $0.6 million for the six month period ended June 30, 2013, and $0.4 million and $1.2 million for the three and nine month periods ended September 30, 2012, respectively. This reclassification has no effect on net income for any of the periods presented.

Reconciliation of Non-GAAP Financial Measures

Compressco Partners includes in this release the non-GAAP financial measures EBITDA, distributable cash flow and distribution coverage ratio. EBITDA is used as a supplemental financial measure by the Partnership's management to:

•	assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;

•	evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	measure operating performance and return on capital as compared to those of our competitors; and

•	determine the Partnership's ability to incur and service debt and fund capital expenditures.

The Partnership defines EBITDA as earnings before interest, taxes, depreciation and amortization.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as EBITDA less current income tax expense, maintenance capital expenditures, and interest expense, plus the non-cash cost of compressors sold and equity compensation expense. The Partnership also calculates the ratio of distributable cash flow to the total cash distributed (the distribution coverage ratio) as it provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the quarterly distribution payable on all outstanding common and subordinated units and the general partner interest.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to EBITDA, distributable cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as Compressco Partners. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that Compressco Partners has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

The following table reconciles net income to EBITDA for the three and nine month periods ended September 30, 2013 and September 30, 2012:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(In Thousands)
Net income	$4,203	$5,063	$11,220	$11,432
Provision for income taxes	1,144	931	2,478	2,396
Depreciation and amortization	3,717	3,376	10,723	9,721
Interest (income) expense, net	136	24	303	2
EBITDA	$9,200	$9,394	$24,724	$23,551

The following table reconciles net income to distributable cash flow and distribution coverage ratio for the three and nine month periods ended September 30, 2013:

	Three Months Ended	Nine Months Ended
	September 30, 2013	September 30, 2013
	(In Thousands)
Net income	$4,203	$11,220
Provision for income taxes	1,144	2,478
Depreciation and amortization	3,717	10,723
Interest (income) expense, net	136	303
EBITDA	9,200	24,724
Less:
Current income tax benefit (expense)	(791)	(2,269)
Maintenance capital expenditures	(295)	(891)
Interest income (expense), net	(136)	(303)
Plus:
Non-cash cost of compressors sold	77	119
Equity compensation	337	1,030
Distributable cash flow	$8,392	$22,410

Cash distribution attributable to period	$6,824	$20,308

Distribution coverage ratio	1.23x	1.10x

Contact:
Compressco Partners, L.P., Oklahoma City, Oklahoma
Ronald J. Foster, 405/677-0221
Fax: 405/619-9244
www.compressco.com

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